                           SCHEDULE 14A INFORMTATION


                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.   )


       Filed by the Registrant /X/

       Filed by a Party other than the Registrant / /

       Check the appropriate box:

       / /  Preliminary Proxy Statement
       / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
       /X/  Definitive Proxy Statement
       / /  Definitive Additional Materials
       / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
            Section 240.14a-12

                       THE CHEESECAKE FACTORY INCORPORATED
      -------------------------------------------------------------------------
                 (Name of Registrant as Specified in its Charter)


      -------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

      /X/  No fee required.
      / / Fee computed on table below per Exchange Act Rules 14a-6(l)(7) and 0-11.

           (1) Title of each class of securities to which transaction applies:

                ---------------------------------------------------------------

           (2)  Aggregate number of securities to which transaction applies:

                ---------------------------------------------------------------

           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount of which the filing fee is calculated and state how it was determined):

                ---------------------------------------------------------------

           (4)  Proposed maximum aggregate value of transaction:

                ---------------------------------------------------------------

           (5)  Total fee paid:

                ---------------------------------------------------------------

      / /  Fee paid previously with preliminary materials.

      / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:

                ---------------------------------------------------------------

           (2)  Form, Schedule or Registration Statement No.:

                ---------------------------------------------------------------

           (3)  Filing Party:

                ---------------------------------------------------------------

           (4)  Date Filed:

                ---------------------------------------------------------------

                                     [LOGO]

                      THE CHEESECAKE FACTORY INCORPORATED
                               26950 AGOURA ROAD
                       CALABASAS HILLS, CALIFORNIA 91301

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

    The 1998 Annual Meeting of Stockholders of THE CHEESECAKE FACTORY INCORPORATED will be held at The Cheesecake Factory Restaurant located at 605 North Harbor Drive, Redondo Beach, California, on Tuesday, May 19, 1998, beginning at 10:00 A.M. local time, for the following purposes:

    1. To elect one nominee to serve as a director of the Company for a three-year term and until a respective successor shall be elected and qualified;

    2. To approve an amendment to the Company's 1992 Performance Employee Stock Option Plan; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on April 3, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    You are cordially invited to attend the meeting.

                                          By Order of the Board of Directors,
                                          Linda J. Candioty
                                          CORPORATE SECRETARY

Calabasas Hills, California
April 20, 1998

                             YOUR VOTE IS IMPORTANT
     YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY, SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED. IF YOU DO ATTEND AND WISH TO VOTE IN PERSON, THE PROXY IS REVOCABLE.

                      THE CHEESECAKE FACTORY INCORPORATED
                                ----------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 19, 1998

                            ------------------------

    This Proxy Statement is furnished to the stockholders of THE CHEESECAKE FACTORY INCORPORATED (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at The Cheesecake Factory Restaurant located at 605 North Harbor Drive, Redondo Beach, California, on May 19, 1998, beginning at 10:00 A.M. local time, and at any adjournment thereof.

    Proxies delivered pursuant to this solicitation are revocable at the option of the persons executing the same, prior to their exercise, by attendance and voting at the Annual Meeting or by written notice delivered to the Corporate Secretary of the Company prior to the meeting, and are solicited by and on behalf of the Board of Directors of the Company. Unless previously revoked, all proxies representing shares entitled to vote which are delivered pursuant to this solicitation will be voted at the meeting by the named attorneys-in-fact and agents, to the extent authorized, in accordance with the directions contained therein. If no such directions are given, the shares represented by such proxies will be voted in favor of the election of the nominee for director and the proposed amendment to the Company's 1992 Performance Employee Stock Option Plan. The named proxies may vote in their discretion upon such other matters as may properly come before the meeting. Assuming a quorum is present in person or by proxy at the meeting, with respect to the election of directors, the nominees receiving the greatest number of votes cast will be elected to the Board. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting is necessary for approving the proposed amendment to the Company's 1992 Performance Employee Stock Option Plan.

    For purposes of determining whether a matter has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not retained a proxy, those shares will not be included in the vote totals and therefore will have no effect on the vote.

    The cost of this solicitation will be borne by the Company. Proxies may be solicited by personal interview, telephone and telegraph, as well as by use of the mails. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies, and will be reimbursed for their reasonable out-of-pocket expenses incurred in that regard. Employees of the Company participating in the solicitation of proxies will not receive any additional remuneration.

    On April 3, 1998, the Company had outstanding 20,032,705 shares of Common Stock, and there were no outstanding shares of any other class of stock. Each holder of Common Stock is entitled to one vote for each share of such stock held. Only stockholders of record at the close of business on April 3, 1998 will be entitled to vote at the Annual Meeting. A majority of the outstanding shares, whether present in person or by proxy, is required to constitute a quorum to transact business at the meeting.

    The Company intends to cause this Proxy Statement to be mailed to stockholders on or about April 20, 1998.

                              BENEFICIAL OWNERSHIP
                    OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership as of April 3, 1998 of the Company's Common Stock by (a) each person known to the Company owning beneficially more than five percent of the outstanding shares of the Company's Common Stock, (b) each director of the Company, (c) each Named Executive Officer of the Company, and (d) all Named Executive Officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each of the stockholders named below is the Company's principal executive office.

                                                                                             BENEFICIAL OWNERSHIP
                                                                                           -------------------------
NAME                                                                                         SHARES     PERCENTAGE
-----------------------------------------------------------------------------------------  ----------  -------------
David Overton(1)(2)(3)...................................................................   2,794,081         13.8%
Renee Overton(3).........................................................................     637,785          3.1%
Overton Family Trust(3)..................................................................     637,785          3.1%
Overton Family Limited Partnership(4)....................................................      95,863        *
Thomas L. Gregory(5)(6)..................................................................      45,000        *
Jerome I. Kransdorf(4)(5)(7).............................................................      22,500        *
Wayne H. White(5)(6).....................................................................      45,000        *
Gerald W. Deitchle(8)....................................................................      45,187        *
Michael A. Nahkunst(9)...................................................................      --           --
Linda J. Candioty(10)....................................................................     152,602        *
Brown Capital Management, Inc............................................................   2,020,950         10.0%
HL Investment Advisors, Inc.; Hartford Investment Financial Services Company.............   1,315,350          6.5%
Wellington Management Company, LLP.......................................................   1,311,600          6.5%
The Capital Group Companies, Inc.........................................................   1,164,600          5.7%
All Named Executive Officers and directors as a group (seven persons)(11)................   3,200,233         15.8%

------------------------

 *  Less than 1% of the issued and outstanding shares.

 (1) Includes 118,125 shares which he has the right to acquire upon the exercise of options granted under the Company's 1992 Performance Employee Stock Option Plan. Does not include an additional 97,500 shares granted under the same Plan which are not currently exercisable. Includes 637,785 shares held in a family trust pursuant to which David Overton and Renee Overton (sister of David Overton) jointly maintain voting and investment power. Does not include 19,300 shares held by Mr. Overton's spouse, 18,000 shares which she has the right to acquire upon the exercise of options granted under the 1992 Performance Employee Stock Option Plan, or an additional 24,000 shares granted under the same Plan which are not currently exercisable, all of which she has sole voting and investment power. See "Executive Compensation."

 (2) Named Executive Officer and director of the Company.

 (3) These shares are held in a family trust pursuant to which David Overton and Renee Overton (sister of David Overton) jointly maintain voting and investment power.

 (4) The general partner of the partnership is an Overton family trust, of which Mr. Kransdorf has sole voting and investment power over the shares in his capacity as trustee.

 (5) Director of the Company.

 (6) Includes 22,500 shares which he has the right to acquire upon the exercise of options granted under the Company's 1992 Non-Employee Director Stock Option Plan, and an additional 22,500 shares which he has the right to acquire upon the exercise of options granted under the Company's 1997 Non-Employee Director Stock Option Plan. See "Board of Directors--Meetings, Attendance and Fees."

 (7) Includes 22,500 shares which he has the right to acquire upon the exercise of options granted under the Company's 1997 Non-Employee Director Stock Option Plan. See "Board of Directors--Meetings, Attendance and Fees."

 (8) Includes 45,187 shares which he has the right to acquire upon the exercise of options granted under the Company's 1992 Performance Employee Stock Option Plan. Does not include an additional 180,563 shares granted under the same Plan which are not currently exercisable.

 (9) Does not include options to acquire 150,000 shares granted under the Company's 1992 Performance Employee Stock Option Plan which are not currently exercisable.

 (10) Does not include 63,750 shares which she has the right to acquire upon the exercise of options granted under the Company's 1992 Performance Employee Stock Option Plan which are not currently exercisable.

 (11) Includes 275,812 shares which the Company's Named Executive Officers and outside directors have the right to acquire upon the exercise of options granted under the Company's stock option plans.

    The address of Brown Capital Management, Inc. is 809 Cathedral Street, Baltimore, Maryland 21201. The address of HL Investment Advisors, Inc. and Hartford Investment Financial Services Company is 200 Hopmeadow Street, Simsbury, Connecticut 06070. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. The address of The Capital Group Companies, Inc. is 333 South Hope Street, Los Angeles, CA 90071.

                             ELECTION OF DIRECTORS

    The Company's Bylaws provide for a Board of Directors consisting of no less than five and no more than thirteen members, the exact number within this range being determined by the Board of Directors. The Board of Directors has set the number of directors at five. The Board of Directors is classified into three classes with each director serving a three-year term. Thomas L. Gregory is serving a term which expires at the Annual Meeting of Stockholders to be held in 1998. David Overton is serving a term which expires at the Annual Meeting of Stockholders to be held in 1999. Jerome I. Kransdorf and Wayne H. White are serving terms that expire at the Annual Meeting of Stockholders to be held in 2000. The Board currently has a vacancy for one position with a term to expire in 1999. The Board of Directors intends to review possible candidates for this position in order to possibly fill this vacancy during 1998. At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring. Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

    The Board of Directors has nominated Thomas L. Gregory for reelection to the Board of Directors for a three-year term which will expire at the Annual Meeting of Stockholders to be held in the year 2001. The nominee has indicated his willingness to serve and, unless otherwise instructed, proxies will be voted for the election of such nominee unless instructions are given on the proxy to withhold authority to vote for him.

    Nominations for the election of directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Secretary of the Company at the Company's principal offices. Such notice must be received not less than 60 calendar days nor more than 90 calendar days prior to the meeting; provided that, if in the event that notice or prior public disclosure of the date of the meeting is given or made to the stockholders for a meeting date that is not within 30 days before or after the anniversary of the immediately preceding Annual Meeting of Stockholders, notice by the stockholder will be timely if received not later than the close of business on the tenth calendar day following the day on which such notice was mailed or such public disclosure was made. Such stockholder's notice must be in writing and must set forth as to each proposed nominee all information relating to such person that is required to be disclosed in solicitations of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934 ("Exchange Act") including, but not limited to, such person's written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected. Such stockholder notice must also set forth the name and address, as they appear on the Company's books, of the nominating stockholder and the class and number of shares of Common Stock beneficially owned by such stockholder.

    The following table sets forth certain information with respect to the nominee for director and of the other directors of the Company.

                             THE BOARD OF DIRECTORS

NAME                                                                PRINCIPAL OCCUPATION
------------------------------------------  ---------------------------------------------------------------------

David Overton.............................  David Overton, age 52, co-founded the Company's predecessor with his parents. He has served as the Company's Chairman of the Board,
                                            President and Chief Executive Officer since its incorporation in
                                            February 1992.

Thomas L. Gregory.........................  Thomas L. Gregory, age 62, became a director of the Company upon the consummation of its initial public offering in September 1992. Mr.
                                            Gregory has over 30 years of experience in the food service industry.
                                            He served as Vice Chairman of the Board of Directors of Sizzler
                                            International, Inc., a restaurant chain, until August 1994. Mr.
                                            Gregory served as President, Chief Executive Officer and a member of the board of directors of Sizzler from 1982 to 1991, and then served as President of its successor company until his retirement in 1992.
                                            From 1974 to 1991, Mr. Gregory served as Vice President for Collins
                                            Foods International, Inc., a food service company, and retained such position concurrently with his positions at Sizzler. Mr. Gregory is a member of the board of directors of Regis Corporation, the world's largest chain of haircare retail operations. He is also a member of the board of directors of Norths Enterprises, Inc., a buffet restaurant chain.

Jerome I. Kransdorf.......................  Jerome I. Kransdorf, age 59, became a director of the Company in
                                            March 1997. Mr. Kransdorf has over 38 years of investment management experience. From 1959 to 1997, he was employed in investment and senior management positions at Wertheim & Co. and its successor companies. Mr. Kransdorf currently serves as Senior Vice President of
                                            J. & W. Seligman & Co. Incorporated, an investment advisory firm.

Wayne H. White............................  Wayne H. White, age 60, became a director of the Company upon the consummation of its initial public offering in September 1992. Since
                                            January 1993, Mr. White has been an independent investment banker and management consultant with a special emphasis on gaming and restaurant companies. He is currently affiliated with Van Kasper &
                                            Co. in San Francisco. Mr. White is currently a director of Trader
                                            Vic's and its affiliates, which are owners, operators and franchisors of upscale restaurants. He has approximately ten years of senior management experience in the restaurant industry, including Victoria
                                            Station (seven years) and Famous Restaurants (two years).

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee.

    The Audit Committee recommends to the Board of Directors a firm of independent certified public accountants to conduct the annual audit of the Company's books and records. The Audit Committee also reviews with such accounting firm the scope and results of the annual audit, the performance by such accountants of professional services in addition to those related to the annual audit and the adequacy of the Company's internal controls. The members of the Audit Committee are Thomas L. Gregory, Jerome I. Kransdorf and Wayne H. White. During fiscal 1997, the Audit Committee held two meetings.

    The Compensation Committee reviews and recommends to the Board of Directors compensation for the Company's senior management; reviews and submits its recommendations with respect to new executive compensation programs; and administers the Company's compensation programs, including the Company's 1992 Performance Employee Stock Option Plan and the Performance Incentive Plan. The members of the Compensation Committee are Thomas L. Gregory, Jerome I. Kransdorf and Wayne H. White. During fiscal 1997, the Compensation Committee held two meetings.

MEETINGS, ATTENDANCE AND FEES

    During fiscal 1997, the Board of Directors held four meetings. No member of the Board attended fewer than 75% of the aggregate number of meetings of the Board and the Committees on which he served.

    Each director who is not an employee of the Company receives an annual fee of $10,000 plus $1,000 for each meeting of the Board of Directors attended. Non-employee directors who serve on committees also receive $1,000 for each meeting attended that takes place on a date other than the day of a regularly scheduled Board of Directors meeting. Thomas L. Gregory and Wayne H. White each received options under the Company's 1992 Non-Employee Director Stock Option Plan to acquire 22,500 shares of Common Stock at prices equal to fair market value on the date of grant. These options have an exercise price of $8.89 per share which is equal to the initial public offering price as adjusted for two 3-for-2 stock splits which were completed on March 15, 1994 and April 1, 1998. The options are exercisable for a period of ten years from the date of grant and are not transferable other than by will or the laws of descent and distribution. All such options granted to Messrs. Gregory and White are fully vested and exercisable.

    Messrs. Gregory, Kransdorf and White each were granted 22,500 shares of Common Stock under the 1997 Non-Employee Director Stock Option Plan. These options have an exercise price of $13.75 per share, are exercisable on the date of grant and expire after a period of ten years from date of grant.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the personal liability of a director of the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (a) any breach of the director's duty of loyalty to the Company or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the Delaware General Corporation Law, or (d) any transaction from which the director derived an improper personal benefit.

    The Company has also entered into indemnification agreements with its directors and Named Executive Officers. The indemnification agreements provide that the directors and Named Executive Officers will be indemnified to the full extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or Named Executive Officer in certain limited circumstances, including knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

COMPLIANCE WITH REPORTING REQUIREMENTS OF SECTION 16 OF THE EXCHANGE ACT

    Under Section 16(a) of the Exchange Act, the Company's directors, Named Executive Officers and any persons holding ten percent or more of the Company's Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC") and to furnish the Company with copies of such report. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC during fiscal 1997, all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No directors other than those identified above served as members of the Compensation Committee during the last completed fiscal year. No member of that Committee was an officer or employee of the Company or any of its subsidiaries during the year. None of the Named Executive Officers of the Company have served on the board of directors or on the compensation committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company.

                             EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid by the Company for fiscal 1997 to those persons who were, at December 30, 1997, Named Executive Officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                                          LONG TERM
                                                               ANNUAL COMPENSATION                   COMPENSATION AWARDS
                                                 -----------------------------------------------   ------------------------
                                                                                 OTHER ANNUAL       SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION               YEAR       SALARY          BONUS     COMPENSATION(3)          OPTIONS(#)(1)
----------------------------------------  -----  --------------     --------  ------------------   ------------------------
David Overton ..........................  1997   $      350,000           --       $  4,765                  30,000
  Chairman of the Board, President and    1996   $      350,000           --       $ 18,000                      --
  Chief Executive Officer                 1995   $      350,000           --       $ 18,000                  37,500

Gerald W. Deitchle .....................  1997   $      235,000           --       $  1,913                  22,500
  Executive Vice President and            1996   $      225,000           --       $ 24,800                  60,750
  Chief Financial Officer                 1995   $      104,486(2)        --       $ 12,520                 120,000

Michael A. Nahkunst ....................  1997   $       72,115(4)        --       $ 29,808                 150,000
  Executive Vice President and            1996               --           --             --                      --
  Chief Operating Officer                 1995               --           --             --                      --

Linda J. Candioty ......................  1997   $      205,000           --       $ 10,800                  22,500
  Executive Vice President and Secretary  1996   $      185,000     $ 15,000       $ 10,800                  22,500
                                          1995   $      145,000     $  5,000       $ 10,800                  18,750

------------------------

(1) Stock options were granted under the Company's 1992 Performance Employee Stock Option Plan.

(2) This amount was earned from the time Mr. Deitchle joined the Company in July 1995.

(3) Consists of compensation related to automobile allowances or the personal use of company-provided automobiles. For Mr. Deitchle in 1996, the amount consisted of an automobile allowance of $10,800 and relocation expense reimbursements of $14,000. For Mr. Deitchle in 1995, the amount consisted of an automobile allowance of $5,400 and relocation expense reimbursements of $7,120. For Mr. Nahkunst in 1997, the amount consisted of an automobile-related compensation of $2,590 and an employment bonus of $27,218.

(4) This amount was earned from the time Mr. Nahkunst joined the Company in August 1997.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information with respect to options granted to Named Executive Officers in fiscal 1997.

                                                                                                POTENTIAL REALIZED
                                                                                                 VALUE AT ASSUMED
                                                   PERCENT OF                                 ANNUAL RATES OF STOCK
                                      NUMBER OF   TOTAL OPTIONS                                    APPRECIATION
                                     SECURITIES    GRANTED TO     EXERCISE OR                   FOR OPTION TERM(3)
                                       OPTIONS    EMPLOYEES IN    BASE PRICE     EXPIRATION   ----------------------
NAME                                 GRANTED(#)    FISCAL YEAR   ($/SHARE)(2)       DATE        5%($)       10%($)
-----------------------------------  -----------  -------------  -------------  ------------  ----------  ----------
David Overton......................      30,000(4)         4.7%        12.08      12/31/2006     228,000     577,500
Gerald W. Deitchle.................      22,500(1)         3.5%        12.08      12/31/2006     171,000     433,125
Michael A. Nahkunst................     150,000(1)        23.5%        16.08       8/14/2007   1,516,500   3,844,500
Linda J. Candioty..................      22,500(1)         3.5%        12.08      12/31/2006     171,000     433,125

------------------------

(1) These options were granted pursuant to the Company's 1992 Performance Employee Stock Option Plan. The options generally vest 20% per year provided, however, that no option shall vest unless the Company's performance for the year in which an option would otherwise vest meets or exceeds the average earnings performance of all full-menu table service restaurants reported in the Schroder Restaurant Index or an equivalent index. The options have a term of ten years.

(2) Market value on the date of grant.

(3) As suggested by the rules of the SEC, the Company used assumed rates of the Company's stock price appreciation in calculating the potential realizable value of stock options (calculated based upon a 10-year option term, with compounded appreciation at 5% and 10% rates). The actual realized value, if any, will depend on the excess of the stock price on the date the option is exercised over the option's exercise price. There is no assurance the actual values realized will be at or near the values estimated above. The Company does not advocate or necessarily agree that the stated assumed annual rates of appreciation properly determine the value of the options.

(4) These options were granted pursuant to the Company's 1992 Performance Employee Stock Option Plan. The options vest 50% per year provided, however, that no option shall vest unless the Company's performance for the year in which an option would otherwise vest meets or exceeds the average earnings performance of all full-menu table service restaurants reported in the Schroder Restaurant Index or an equivalent index. The options have a term of ten years.

AGGREGATE OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR END OPTION
  VALUES

    The following table sets forth below further information with respect to previously granted options which were exercised (if any), or which remain outstanding for the Named Executive Officers.

                                                              NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                                                 OPTIONS HELD AT          IN-THE-MONEY OPTIONS
                                                              FISCAL YEAR END(#)(1)     AT FISCAL YEAR END($)(2)
                                                            --------------------------  -------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  ----------  -------------
David Overton.............................................     118,125         67,500    1,321,819       455,625
Gerald W. Deitchle........................................      45,187        158,063      196,995       770,993
Michael A. Nahkunst.......................................      --            150,000       --           600,000
Linda J. Candioty.........................................      49,500         63,750      553,905       498,375

------------------------

(1) These options were granted pursuant to the Company's 1992 Performance Employee Stock Option Plan. Of the 67,500 unexercisable options for Mr. Overton at the end of fiscal 1997, 37,500 vest on December 29, 1998 and 30,000 vest on December 31, 1998. The unexercisable options for Mr. Deitchle at the end of fiscal 1997 vest 20% to 25% per year, with the final portion vesting on December 31, 2002. The options have a term of ten years. The unexercisable options for Mr. Nahkunst at the end of fiscal 1997 vest 20% per year with the final portion vesting on August 14, 2002. However, no option shall vest and become exercisable unless the Company's performance for the year in which an option would otherwise vest meets or exceeds the average earnings performance of all full-menu table service restaurants reported in the Schroder Restaurant Index or an equivalent index.

(2) Represents the difference between the closing price ($20.08) of the Company's Common Stock on December 30, 1997, the last trading day of the Company's 1997 fiscal year, and the exercise price of the options.

EMPLOYMENT AGREEMENTS

    In April 1998, the Company entered into a new three-year employment agreement with Mr. Overton. The new agreement provides Mr. Overton with an annual base salary, currently $400,000, which is subject to increase from time to time by the Board of Directors. Mr. Overton is entitled to participate equitably with other Named Executive Officers in any plan of the Company relating to bonuses, stock options, health and life insurance, compensated absences, retirement or other employee benefits. The agreement also provides Mr. Overton with an automobile allowance, reimbursement of his business expenses, and certain additional health and life insurance benefits. If Mr. Overton voluntarily resigns from the Company or is terminated with cause (as defined in the agreement), he will be entitled to receive any unpaid salary earned up through the termination date, plus any unpaid pro rata portion of any incentive plan award for the current fiscal year when such awards are paid to all other plan participants. If Mr. Overton's employment is terminated without cause prior to a change in control of the Company (as defined in the agreement), or if he dies or is permanently disabled, he or his estate will be entitled to receive a lump sum payment equal to three times his then current annual base salary. If, during the first 18 months after a change in control of the Company, Mr. Overton voluntarily terminates his employment or is terminated by the Company without cause, he will be entitled to receive a lump sum payment of $2 million, and the Company will also pay for certain health and life insurance benefits for Mr. Overton and his dependents for an additional 36 months. In the event that any payment or benefit paid or payable to Mr. Overton under the agreement is subject to any excise tax in connection with the "excess parachute payment" provisions of the Internal Revenue Code, Mr. Overton is entitled to receive an additional "gross-up" payment from the Company such that the after-tax proceeds of the payment to Mr. Overton will be sufficient to pay any such excise tax in full.

    In July 1995, the Company entered into an employment agreement with Gerald
W. Deitchle, the Company's Chief Financial Officer. Under this agreement, Mr. Deitchle is provided with an annual base salary, currently $240,000, which is subject to increase from time to time by the Board of Directors. Mr. Deitchle is entitled to other specified benefits such as an automobile allowance, reimbursement of business expenses, health and related insurance benefits and a relocation allowance. The agreement may be terminated without cause by Mr. Deitchle with 60 days written notice, and may be terminated by the Company at any time without prior notice. If the Company terminates Mr. Deitchle's employment without cause (as defined in the agreement), he will be entitled to receive an amount equal to two times his annual base salary then in effect, plus any unpaid pro rata salary earned through the termination date. During the first 90 days after a change in control of the Company (as defined in the agreement), Mr. Deitchle may terminate the agreement and receive a lump sum payment equal to two times his then annual base salary in effect plus any unpaid pro rata salary earned through the termination date.

    In August 1997, the Company entered into an employment agreement with Michael A. Nahkunst, the Company's Chief Operating Officer. Under this agreement, Mr. Nahkunst is provided with an annual base salary, currently $250,000, which is subject to increase from time to time by the Board of Directors. Mr. Nahkunst is entitled to other specified benefits such as an automobile allowance, reimbursement of business expenses, health and related insurance benefits and a relocation allowance. The agreement may be terminated without cause by Mr. Nahkunst with 90 days written notice, and may be terminated by the Company at any time without prior notice. If the Company terminates Mr. Nahkunst's employment without cause (as defined in the agreement), he will be entitled to receive an amount equal to one-half his then annual base salary in effect, plus any unpaid pro rata salary earned up to the date of termination, plus any unpaid pro rata portion of any incentive plan awards for the current fiscal year when awards are paid to all other plan participants, plus an accelerated vesting of stock options according to a predetermined schedule in the agreement.

    In April 1998, the Company entered in to an employment agreement with Linda
J. Candioty, Executive Vice President and Secretary of the Company. Under this agreement, Ms. Candioty is provided with an annual base salary, currently $210,000, which is subject to increase from time to time by the Board of Directors. Ms. Candioty is entitled to other specified benefits such as an automobile allowance, reimbursement of business expenses, and health and life insurance benefits. The agreement may be terminated without cause by Ms. Candioty with 60 days written notice, and may be terminated by the Company at any time without prior notice. If the Company terminates Ms. Candioty's employment without cause (as defined in the agreement), she will be entitled to receive any unpaid pro rata salary earned through the date of termination, plus any unpaid pro rata portion of any incentive plan awards for the current fiscal year when awards are paid to all other plan participants, plus immediate vesting of all stock options granted to her under the Company's stock option plans. During the first 90 days after a change in control of the Company (as defined in the agreement), Ms. Candioty may terminate the agreement and receive a lump sum payment equal to two times her then annual base salary in effect plus any unpaid pro rata salary earned through the termination date.

PERFORMANCE INCENTIVE PLAN

    The Board of Directors adopted The Cheesecake Factory Amended Performance Incentive Plan (the "Incentive Plan") in 1998. All Named Executive Officers and other key employees are eligible for annual cash bonuses under the Incentive Plan. Under the terms of the Incentive Plan, the Compensation Committee will establish, based upon the recommendation of the Chief Executive Officer, targeted financial goals based on net income, net income per share, return on assets, return on equity, growth in earnings or other financial measures. Participants will be assigned a target bonus equal to 10% to 50% of their annual base salaries. Actual bonuses shall be awarded by the Compensation Committee at the end of each year based on the degree of achievement of the targeted financial goals. Participants will be assigned threshold, target and maximum cash bonus levels as a percentage of their respective base salaries, based upon their level of responsibility with the Company. Financial objectives have been set for fiscal 1998 which are linked to the attainment of a predetermined earnings per share goal established by the Committee and approved by the Board.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
  COMPENSATION

    The report of the Compensation Committee shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

OVERVIEW AND PHILOSOPHY

    The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. In addition, the Committee, pursuant to authority delegated by the Board, determines the compensation to be paid to the Chief Executive Officer and each of the other Named Executive Officers of the Company. The Committee is also responsible for setting and administering the policies which govern the Company's 1992 Performance Employee Stock Option Plan and the Performance Incentive Plan.

    There are three key elements in the Company's executive compensation program, all determined by individual and corporate performance:

    - Annual base salaries;

    - Annual incentive compensation; and

    - Long-term incentive compensation.

    The Company's executive compensation program is designed to enable it to attract, retain and motivate the highest quality of management talent available. Furthermore, the Committee believes that the value of the program should reflect, in large part, the value created for stockholders. The key objectives of the program are as follows:

    - To offer fair and competitive annual base salaries consistent with similarly situated companies in the foodservice industry;

    - To reward executives for corporate and individual performance through an annual incentive compensation program; and

    - To encourage future performance through the use of long-term incentives such as stock options which align the interests of employees and stockholders.

ANNUAL BASE SALARIES

    Annually, the Committee establishes the base salaries to be paid to the Company's Named Executive Officers during the coming year, subject to the approval of the Board. In setting base salaries, the Committee takes into account several factors including, but not limited to, the executive's experience, responsibilities, management abilities and job performance, as well as the performance of the Company as a whole and current market conditions.

ANNUAL INCENTIVE COMPENSATION

    The Company's Amended Performance Incentive Plan (the "Incentive Plan") is the Company's annual cash bonus program for Named Executive Officers and other key employees. Under the Incentive Plan, the Committee will establish, based on the recommendation of the Chief Executive Officer, targeted financial goals based on net income, net income per share, return on assets, return on equity, growth in earnings or other financial measures. Each participant will be assigned a target bonus award equal to 10% to 50% of the participant's annual base salary. The actual bonuses shall be awarded by the Committee at the end of each year based on the achievement of the targeted financial goals. Participants will be assigned threshold, target and maximum cash bonus levels as a percentage of their respective base salaries, based upon their level of responsibility with the Company. Financial objectives have been set for fiscal 1998 which are linked to the attainment of a predetermined earnings per share goal established by the Committee and approved by the Board.

LONG-TERM INCENTIVE COMPENSATION

    The Committee believes that employee stock ownership is a significant incentive in building stockholder wealth and aligning the interests of employees and stockholders. Stock options will only have value if the Company's stock price increases. Stock options utilize vesting periods to encourage key employees to continue in the employ of the Company. The Board of Directors adopted the 1992 Performance Employee Stock Option Plan (the "1992 Option Plan") concurrent with the Company's initial public offering. The 1992 Option Plan was approved by stockholders at the 1993 Annual Meeting of Stockholders. An amendment to the 1992 Option Plan was approved by stockholders at the 1996 Annual Meeting of Stockholders which, among other things, increased the number of shares authorized for stock options from 1,406,250 to 2,756,250. The 1992 Option Plan authorizes the Committee to award stock options to key employees at exercise prices, vesting schedules and on other terms established by the Committee. In order for stock options granted to executive officers and key employees to vest, the Company's earnings performance for the year must meet or exceed the average earnings performance of all full-menu table service restaurants reported in the Schroder Restaurant Index or an equivalent index.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    At the time of the Company's initial public offering in September 1992, the Company entered into a three-year employment agreement with Mr. Overton at an annual base salary of $350,000. The Company and Mr. Overton renewed the agreement annually since September 1995 with no increase in the $350,000 annual base salary. In January 1998, the Committee reviewed Mr. Overton's annual base salary in light of his individual performance and contribution to the Company's overall growth since September 1992 and increased it to $400,000. In January 1998, the Committee also granted Mr. Overton an option to purchase an additional 30,000 shares of the Company's Common Stock under the 1992 Option Plan.

                                          Compensation Committee
                                          Thomas L. Gregory
                                          Jerome I. Kransdorf
                                          Wayne H. White

PRICE PERFORMANCE GRAPH

    Set forth below is a graph comparing the total return on an indexed basis of a $100 investment in the Company's Common Stock; a peer group of the Company, considered by the Company to be the Nation's Restaurant News Stock Index; and the overall broad equity market in which the Company participates, considered by the Company to be The Nasdaq Stock Market-SM-. The measurement points utilized in the graph consist of the last trading day in each calendar year, which closely approximates the last day of the respective fiscal year of the Company.

       COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN ON $100 INVESTMENT AMONG THE CHEESECAKE FACTORY, NATION'S RESTAURANT NEWS STOCK INDEX
                        AND THE NASDAQ STOCK MARKET-SM-

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           THE CHEESECAKE FACTORY   NATION'S RESTAURANT NEWS   NASDAQ STOCK
                INCORPORATED              STOCK INDEX           INDEX-SM-
12/31/92                   $100.00                   $100.00         $100.00
12/31/93                   $142.80                   $109.77         $114.79
12/30/94                    $98.50                   $110.73         $112.21
12/29/95                   $134.46                   $164.60         $158.69
12/31/96                   $113.32                   $169.20         $195.20
12/31/97                   $190.74                   $169.35         $239.64

                                        12/31/92   12/31/93   12/30/94   12/29/95   12/31/96   12/31/97
The Cheesecake Factory Incorporated     $  100.00  $  142.80  $   98.50  $  134.46  $  113.32  $  190.74
Nation's Restaurant News Stock Index    $  100.00  $  109.77  $  110.73  $  164.60  $  169.20  $  169.35
Nasdaq Stock Market-SM-                 $  100.00  $  114.79  $  112.21  $  158.69  $  195.20  $  239.64

                              CERTAIN TRANSACTIONS

    In August 1992, David Overton entered into a lease for a location in Newport Beach and began development of a restaurant under The Cheesecake Factory-Registered Trademark- name. As part of the Company's reorganization prior to its initial public offering in September 1992, Mr. Overton assigned his rights to the restaurant and the lease to the Company. He agreed to finance all of the remodeling and development costs to complete the restaurant, which totaled approximately $1.3 million, less landlord rent credits of up to $500,000, if and when received. The Company decided to advance to contractors, on behalf of David Overton, $500,000 in lieu of the landlord's credits that he would have been entitled to in the future since the Company would be deducting these rent credits from rental payments in the future. The $500,000 advance has been repaid. As of December 30, 1997, Mr. Overton owed the Company approximately $53,149 in accrued interest related to this transaction.

             PROPOSAL TO AMEND THE CHEESECAKE FACTORY INCORPORATED
                  1992 PERFORMANCE EMPLOYEE STOCK OPTION PLAN

    The stockholders will be asked to consider and act upon a proposal to amend The Cheesecake Factory Incorporated 1992 Performance Employee Stock Option Plan (the "1992 Option Plan"). The 1992 Option Plan was adopted and approved by the Company's stockholders at the Company's 1993 Annual Meeting.

PROPOSED AMENDMENT TO THE 1992 OPTION PLAN

    To ensure the continued ability of the 1992 Option Plan to attract, motivate and retain key employees, including restaurant general managers and other key operational employees, the Board, upon the recommendation of the Compensation Committee, has proposed an amendment to the 1992 Option Plan to increase the number of shares authorized for issuance under the 1992 Option Plan from 2,756,250 to 3,956,250, an increase of 1,200,000 shares. As of January 23, 1998, there were no remaining shares available for grant to key employees under the 1992 Option Plan. As of April 3, 1998, there were 512,375 shares granted to key employees subject to the approval of the proposed amendment to the 1992 Option Plan.

REASONS FOR THE PROPOSED AMENDMENT

    The Board believes that employee stock options are of critical importance in the building of longer-term value for all stockholders and effectively align the interests of key employees and stockholders. Stock options will only have value to the Company's key employees if the Company's stock price increases. Stock options issued under the 1992 Option Plan utilize vesting periods to encourage key employees to continue in the employ of the Company, and can only become exercisable if the Company achieves certain financial performance objectives.

    In order to successfully execute its aggressive growth plan and, at the same time, maintain its reputation for operational excellence in the upscale, casual dining segment of the restaurant industry, the Company must have the ability to recruit, motivate and retain the highest quality executive, corporate support and restaurant operations talent available. In order to improve its ability to recruit and retain highly qualified restaurant and kitchen management personnel, the Company adopted in fiscal 1997 an innovative and comprehensive compensation plan for its restaurant general managers and executive kitchen managers, each of whom is responsible for the highly customized and complex operations of individual restaurants with average annual sales of approximately $9.8 million per location. An important component of this compensation plan is a long-term capital accumulation opportunity, based largely on stock options, which is dependent upon the participants' extended service to the Company in their respective positions (at least five years) and their achievement of certain agreed-upon performance objectives during the five-year period. This innovative compensation plan has significantly increased the number and quality of restaurant and kitchen management applicants interested in employment opportunities with the Company, and has also significantly reduced employee turnover for these critical positions.

    While there are many important resources required for growth, the Company believes the most critical resource is the availability of highly qualified and experienced management and operations personnel. The Board believes the Company's 1992 Option Plan provides an important advantage in recruiting, motivating and retaining such personnel. While the Board is cognizant of the potential dilutive effect of any increased share authorization for the Company's employee stock option plans, it also recognizes the significant motivational and performance benefits that can be achieved from such authorization. Accordingly, the Board recommends that stockholders vote FOR the additional share authorization.

SUMMARY OF THE 1992 OPTION PLAN

    The following discussion summarizes the principal features of the 1992 Option Plan. This description of the 1992 Option Plan is qualified in its entirety by reference to the full text of the 1992 Option Plan, a copy of which may be requested from the Company.

PURPOSE

    The purpose of the 1992 Option Plan is to strengthen the Company by providing to participating employees additional incentives for high levels of performance and to encourage employee stock ownership in the Company. The 1992 Option Plan seeks to accomplish these goals by providing a means whereby such employees of the Company and its subsidiaries may be given an opportunity to purchase, by way of options, Common Stock of the Company. The 1992 Option Plan is also intended to enable the Company and its subsidiaries to compete effectively for, and retain the services of, such employees and to provide incentives for such employees to exert maximum efforts for the success of the Company.

    The options issued under the 1992 Option Plan shall, in the discretion of the Board, or any committee to which responsibility for administration of all or any part of the 1992 Option Plan has been delegated, be either incentive stock options ("Incentive Stock Options") as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor thereto, or options which do not qualify as Incentive Stock Options ("Non-Qualified Stock Options"). As of April 3, 1998, all options granted to employees under the 1992 Option Plan have been Non-Qualified Stock Options.

ADMINISTRATION

    The Board of Directors has delegated the administration of the 1992 Option Plan to its Compensation Committee (the "Committee"). The Committee, composed solely of non-employee directors, shall have full power and authority in its discretion to take any and all actions required or permitted to be taken under the 1992 Option Plan, including the selection of stock option grantees, the determination of the number of options granted to each grantee, option purchase prices, and other terms and conditions thereof.

SHARES RESERVED

    The 1992 Option Plan currently provides for 2,756,250 shares of Common Stock to be reserved for issuance upon exercise of options granted. Shares of Common Stock will be made available from the authorized but unissued shares of the Company, or from repurchased shares held in the Company's treasury. If any option granted under the 1992 Option Plan shall for any reason expire, terminate, be canceled or otherwise be annulled without having been exercised in full, the shares not purchased under such option shall again become available for the 1992 Option Plan. An amendment to the 1992 Option Plan was approved by stockholders at the 1996 Annual Meeting which, among other things, increased the number of shares available for issuance under the 1992 Option Plan from 1,406,250 to the current maximum number of 2,756,250. As of January 23, 1998, there were no remaining shares available for grant to key employees under the 1992 Option Plan. As of April 3, 1998, there were 512,375 shares granted to key employees subject to the approval of the proposed amendment to the 1992 Option Plan.

ELIGIBILITY

    Key employees determined by the Compensation Committee, including executive and operating officers, middle management and restaurant management personnel, are eligible to participate in the 1992 Option Plan. As of the date hereof, the Company estimates that approximately 100 employees are eligible to participate. The Company may issue Incentive Stock Options provided that the aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the optionee during any calendar year (under all Incentive Stock Option plans of the Company) shall not exceed $100,000. Should it be determined that any Incentive Stock Option granted pursuant to the 1992 Option Plan exceeds such maximum, such Incentive Stock Option shall be considered to be a Non-Qualified Stock Option and not to qualify for treatment as an Incentive Stock Option under Section 422 of the Code to the extent, but only to the extent, of such excess.

OPTION PRICE

    The exercise price of each Non-Qualified Stock Option shall be determined by the Committee and shall not be less than 100% of the fair market value of the Common Stock subject to the option on the date the option is granted. The exercise price of Incentive Stock Options may not be less than 100%; provided, however, that the purchase price of the Common Stock subject to the Incentive Stock Option may not be less than 110% of such fair market value (without regard to any restriction other than a restriction which, by its terms, will never lapse) where the optionee owns (or is deemed to own pursuant to Section 424(d) of the Code) Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries. An option shall be exercised by written notice to the Company upon terms and conditions as the optionee's stock option agreement provides and in accordance with such other procedures for the exercise of options as the Board or the Committee may establish from time to time. The purchase price of Common Stock acquired pursuant to an option shall be paid by such method as or methods as the Committee may determine and may consist of cash or check payable to the order of the Company, or in whole shares of Common Stock of the Company owned by the optionee having a fair market value on the exercise date (determined by the Committee in accordance with any reasonable valuation method) equal to the option price for the shares being purchased. Payments of Common Stock shall be made by delivery of Common Stock certificates properly endorsed for transfer in negotiable form. If other than the optionee, the person or persons exercising the option shall be required to furnish the Company appropriate documentation that such person or persons have the full legal right and power to exercise the option on behalf of and for the optionee.

ADJUSTMENTS UPON CHANGES IN COMMON STOCK; REORGANIZATION, MERGER, CONSOLIDATION

    If the outstanding shares of the Common Stock of the Company are increased, decreased, or changed into, or exchanged for a different number or kind of shares or securities of the Company, without receipt of consideration by the Company, through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or otherwise, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which options may be granted. A corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised options, or portions thereof, which shall have been granted prior to any such change shall likewise be made. Adjustments shall be made by the Committee whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock shall be issued under the 1992 Option Plan on account of any such adjustment. Upon the dissolution or liquidation of the Company, or upon any reorganization, merger or consolidation of the Company where the Company is the surviving corporation and the stockholders immediately prior to such transaction do not own at least 80% of the Company's Common Stock immediately after such transaction, or upon any reorganization, merger or consolidation of the Company where the Company is not the surviving corporation, or upon a sale of substantially all of the Company's assets or 80% of the outstanding Common Stock, the 1992 Option Plan will terminate and any options granted prior thereto shall become immediately exercisable in full and shall remain exercisable until the effective date of such transaction.

EXPIRATION, TERMINATION AND TRANSFER OF OPTIONS

    Subject to earlier termination as provided in the 1992 Option Plan, each Incentive Stock Option granted and all rights or obligations thereunder by its terms shall expire on such date as the Committee may determine as set forth in such stock option agreement, but not later than (a) 5 years from the date of grant in the case of any Incentive Stock Option granted to an optionee who owns (or is deemed to own pursuant to Section 424(d) of the Code) Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, and (b) 10 years from the date of grant in the case of all other Incentive Stock Options. In the case of Non-Qualified Stock Options, the term may not exceed ten years. For purposes of the 1992 Option Plan, the date of grant of an option shall be the date on which the Committee takes final action approving the award of the option, notwithstanding the date the optionee accepts the option, the date of execution of the option agreement, or any other date with respect to such option. Except in the event of termination of employment due to death, disability or termination for "substantial cause" (as defined below), options will terminate three months after an optionee ceases to be employed by the Company or its subsidiaries unless the options by their terms were scheduled to terminate earlier but only as to such number of shares as to which the option was exercisable on the date of termination. If termination occurs by reason of disability (as defined in the 1992 Option Plan), such three-month period shall be extended to one year. If employment is terminated for "substantial cause," the optionee's right to exercise will terminate at the time notice of termination is given. Termination for "substantial cause" shall include (a) the commission of a criminal act against, or in derogation of the interests of the Company or any of its subsidiaries, (b) knowingly divulging confidential information, (c) interference with any major customer, or (d) any similar action that the Committee may deem sufficiently injurious to the interests of the Company. If an employee dies while in the employ of the Company or within three months after cessation of such employment (except for "substantial cause"), his or her estate or personal representation shall have the right to exercise such option before the date such option would otherwise terminate, but only as to the number of shares as to which such option was exercisable on the date of death. An option by its terms may only be transferred by will or by laws of descent or pursuant to a qualified domestic relations order, and, except as otherwise required pursuant to a qualified domestic relations order, options shall be exercisable during the lifetime of the person to whom the option is granted only by such person (or in the case of disability by his or her court appointed legal representative). In addition, subsequent to the grant of any option, the Committee, at any time before complete termination of such option, may accelerate the time or times at which such option may be exercised in whole or in part (without reducing the term of such option), notwithstanding the provision in the option stating the time during which the option may be exercised.

VESTING OF OPTIONS

    The Committee determines vesting periods for options granted under the 1992 Option Plan. In order for options to vest, certain requirements must be satisfied. In order for options granted to restaurant general managers to vest, the general manager's restaurant must achieve certain target objectives established at the beginning of the year for such restaurant. For all other option holders, the Company's earnings performance for the year must meet or exceed the average earnings performance of all full-menu table service restaurants reported in the Schroder Restaurant Index or an equivalent index.

TERMINATION AND AMENDMENT OF THE 1992 OPTION PLAN

    The 1992 Option Plan will terminate in 2004 or upon such earlier date determined by the Board. The Plan will also terminate upon liquidation, reorganization, merger or consolidation of the Company as discussed above. No options may be granted under the 1992 Option Plan after it is terminated. No termination, suspension, modification or amendment of the 1992 Option Plan may, without the consent of the person to whom an option shall theretofore have been granted, adversely affect the rights of such person with respect to such option. No modification, extension, renewal or other change in any option granted under the 1992 Option Plan shall be made after the grant of such option, unless the same is consistent with the provisions of the 1992 Option Plan. With the consent of the holder of an option and subject to the terms and conditions of the 1992 Option Plan, the Committee may amend outstanding stock option agreements with any optionee, including, without limitation, any amendment which would (a) accelerate the time or times at which the option may be exercised and/or (b) extend the scheduled expiration date of the option.

    The 1992 Option Plan may be amended by the Board of Directors at any time, and from time to time. However, except as otherwise provided in the 1992 Option Plan, no amendment shall be effective unless approved by a vote of the a majority of the outstanding shares of the Common Stock of the Company, represented in person or by proxy and entitled to vote, at a meeting of the stockholders of the Company and any adjournment or postponement thereof if the amendment will: (a) materially increase the number of shares reserved for options under the 1992 Option Plan; (b) materially modify the requirements as to eligibility for participation in the 1992 Option Plan; or (c) materially increase the benefits accruing to participants under the 1992 Option Plan.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is only a summary of the principal federal income tax consequences of the options and rights to be granted under the 1992 Option Plan, and is based on existing federal law (including administration, regulations and rulings) which is subject to change, in some cases retroactively. This discussion is also qualified by the particular circumstances of individual optionees, which may substantially alter or modify the federal income tax consequences discussed herein.

    Generally, under present law, when an option qualifies as an Incentive Stock Option under Section 422 of the Code: (a) an optionee will not realize taxable income either upon the grant or by the exercise of the option, (b) any gain or loss upon a qualifying disposition of the shares acquired by the exercise of the option will be treated as capital gain or loss, and (c) no deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of an Incentive Stock Option or a qualifying disposition of the shares. A disposition by an optionee of Common Stock acquired upon exercise of an Incentive Stock Option will constitute a qualifying disposition if it occurs more than two years after the grant of the option, and one year after the transfer of the shares of the optionee. If such Common Stock is disposed of by the optionee before the expiration of those time limits, the transfer would be a "disqualifying disposition" and the optionee, in general, will recognize ordinary income equal to the lesser of (a) the aggregate fair market value of the shares as of the date of exercise less the option price, or (b) the amount realized on the disqualifying disposition less the option price. Ordinary income from a disqualifying disposition will constitute ordinary compensation income. Any gain in addition to the amount reportable as ordinary income on a "disqualifying disposition" generally will be capital gain. Upon the exercise of an Incentive Stock Option, the difference between the fair market value of Common Stock on the date of exercise and the option price generally is treated as an adjustment to taxable income in that taxable year for alternative minimum tax purposes, as are a number of other items specified by the Code. Such adjustments (along with tax preference items) form the basis for the alternative minimum tax which may apply depending on the amount of the computed "regular tax" of the employee for that year. Under certain circumstances, the amount of alternative minimum tax is allowed as a carry forward credit against regular tax liability in subsequent years.

    In the case of stock options which do not qualify as an Incentive Stock Option (Non-Qualified Stock Options), no income generally is recognized by the optionee at the time of the grant of the option. Under present law the optionee generally will recognize ordinary income at the time the Non-Qualified Stock Option is exercised equal to the aggregate fair market value of the shares acquired less the option price. Ordinary income from a Non-Qualified Stock Option will constitute compensation income.

    Subject to special rules applicable when an optionee uses Common Stock of the Company to exercise an option, shares acquired upon exercise of a Non-Qualified Stock Option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the optionee generally will recognize capital gain or loss. The Company will generally be entitled to a deduction equal to the ordinary income (i.e., compensation) portion of the gain recognized by the optionee in the case of a "disqualifying disposition" of an Incentive Stock Option or in connection with the exercise of a Non-Qualified Stock Option. Capital gain recognized by an optionee on shares held more than one year but less than eighteen months prior to disposition will be taxable at a maximum rate of 28%; capital gain recognized on shares held for more than eighteen months will be taxable at a maximum rate of 20%.

    Recent amendments to the federal income tax laws limit to $1,000,000 the annual amount publicly held corporations may deduct for compensation paid to certain executive officers if such compensation does not qualify as "performance based compensation" or compensation paid on a "commission basis" as those terms are defined under the federal income tax laws. The $1,000,000 limitation is determined for each executive officer to which the deduction limitation applies. The 1992 Option Plan contains provisions as required under the current applicable federal income tax regulations to allow compensation attributable to options granted under the plan to qualify as performance based compensation for purposes of the $1,000,000 deduction limitation.

    If, as a result of certain changes in control of the Company, certain employee options become immediately exercisable, the additional economic value attributable to the acceleration may be deemed an "excess parachute payment" to the extent the additional value (when combined with the value of other change of control payments) equals or exceeds 300% of the employee's average annual taxable compensation over the five calendar years preceding the change of control. Any such excess over the employee's average annual taxable compensation will be subject to a 20% non-deductible excise tax in addition to any income tax payable. The Company will not be entitled to a deduction for that portion of any excess parachute payment which is subject to the excise tax. To the extent that an excess parachute payment is not deductible and is paid to an executive officer whose compensation is subject to the $1,000,000 deduction limitation rules, the $1,000,000 deduction limitation is reduced by such amount, but not below zero.

GRANTS OF OPTIONS

    The following table sets forth certain information with respect to options granted under the 1992 Option Plan as of April 3, 1998.

                                                                                         NUMBER OF OPTIONS GRANTED
NAME AND POSITION                                                                         UNDER 1992 OPTION PLAN
---------------------------------------------------------------------------------------  -------------------------
David Overton .........................................................................             333,750
  Chairman of the Board, President and Chief Executive Officer
Gerald W. Deitchle ....................................................................             225,750
  Executive Vice President and Chief Financial Officer
Michael A. Nahkunst ...................................................................             150,000
  Executive Vice President and Chief Operating Officer
Linda J. Candioty .....................................................................             210,000
  Executive Vice President and Secretary
Named Executive Officers Group ........................................................             919,500
All current Directors as a group who are not Named Executive Officers (pursuant to the
  1997 Non-Employee Director Stock Option Plan) .......................................             112,500
Non-Executive Officer Employee Group(1) ...............................................           1,836,750

------------------------

(1) Excludes 512,375 shares granted to key employees in this group, which are subject to the approval of the proposed amendment to the 1992 Option Plan.

                            INDEPENDENT ACCOUNTANTS

    The firm of Coopers & Lybrand L.L.P. served as the Company's independent accountants for fiscal 1997. This firm has advised the Company that it has no direct or indirect financial interest in the Company. Representatives of this firm are expected to be present at the Annual Meeting of Stockholders, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

    The Board of Directors knows of no business other than that described herein that will be presented for consideration at the Annual Meeting of Stockholders. If, however, other business shall properly come before the meeting, the persons named in the enclosed form of proxy intend to vote the shares represented by said proxies on such matters in accordance with their judgment in the best interests of the Company.

               STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

    Any stockholder proposal intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company for inclusion in the Proxy Statement and form of proxy for that meeting no later than December 10, 1998.

                           AVAILABILITY OF FORM 10-K

    THE COMPANY WILL PROVIDE TO ANY STOCKHOLDER WITHOUT CHARGE, UPON THE WRITTEN REQUEST OF THAT STOCKHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 30, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE ADDRESSED TO: JANE VALLAIRE, INVESTOR RELATIONS MANAGER, THE CHEESECAKE FACTORY INCORPORATED, 26950 AGOURA ROAD, CALABASAS HILLS, CA 91301.

                                          By Order of the Board of Directors:
                                          Linda J. Candioty
                                          CORPORATE SECRETARY

PROXY                    THE CHEESECAKE FACTORY INCORPORATED

        SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CHEESECAKE FACTORY INCORPORATED (THE "COMPANY") FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS (THE "MEETING") TO BE HELD ON MAY 19, 1998, AT 10:00 A.M. AT THE CHEESECAKE FACTORY RESTAURANT, 605 NORTH HARBOR DRIVE, REDONDO BEACH, CALIFORNIA.

        The undersigned hereby appoints Linda Candioty and Jane Vallaire, or either one of them, as Proxies, with the full power of substitution, to vote all shares of Common Stock of the Company held of record by the undersigned on April 3, 1998 at the Meeting or at any adjournments thereof, on the proposals set forth below and in their discretion upon such other business as may properly come before the Meeting.

        The Board of Directors recommends a vote in favor of Proposals 1 and 2.

1.         ELECTION OF THOMAS L. GREGORY AS DIRECTOR
           / /      FOR the nominee listed above for the term set forth in the Proxy Statement.
           / /      WITHHOLD AUTHORITY to vote for the nominee listed above.

2.         AMENDMENT TO THE COMPANY'S 1992 PERFORMANCE EMPLOYEE STOCK OPTION PLAN
           / /      FOR the amendment as set forth in the Proxy Statement.
           / /      AGAINST
           / /      ABSTAIN

                        (CONTINUED FROM THE OTHER SIDE)

3.         In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the
           Meeting.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED ARE HEREBY REVOKED. RECEIPT OF THE PROXY STATEMENT DATED APRIL 20, 1998 IS ACKNOWLEDGED.

        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ACCOMPANYING PREPAID ENVELOPE.
                                                  Dated: _________________, 1998
                                                  ______________________________
                                                           (Signature)
                                                  ______________________________
                                                           (Signature)
                                                  Please sign exactly as name
                                                  appears hereon. If signing as
                                                  an attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such, and if signing
                                                  for a corporation, give your
                                                  title. When shares are in the
                                                  names of more than one person,
                                                  each should sign.